EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contacts:
Mark Perry	Martin Flynn
Chief Financial Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8960

Lisa Prentice
Sr. Vice President, Finance
InFocus Corporation
(503) 685-8980

InFocus Announces Fourth Quarter and Full Year 2007 Financial Results

Reports Operating Income of $1.1 Million, excluding Charges

WILSONVILLE, Ore., February 7, 2008 — InFocus® Corporation (NASDAQ: INFS) today announced its fourth quarter and full year 2007 financial results.  The company reported fourth quarter revenue of $81.1 million and a net loss of $1.9 million, or $0.05 per share, compared to a net loss of $2.8 million, or $0.07 per share in the third quarter of 2007 and a net loss of $13.3 million, or $0.34 per share in the fourth quarter of 2006. For the year, the Company reported revenues of $308.2 million and a net loss of $25.6 million, or $0.64 per share compared to revenues of $374.8 million and a net loss of $61.9 million, or $1.56 per share for calendar year 2006.

Included in the Fourth Quarter results are restructuring charges of $3.7 million, which accounted for $0.09 of the net loss per share. The restructuring charge consisted primarily of estimated lease losses of vacated and unutilized facilities.  Excluding these charges, proforma Operating Income for the fourth quarter was $1.1 million.

The Company reported total cash, restricted cash, and marketable securities as of December 31, 2007 of $84.1 million with no outstanding borrowings, an increase of $11.4 million from the third quarter of 2007 and an increase of $7.9 million from the end of 2006.

Commenting on the fourth quarter results, Bob O’Malley, President and CEO stated, “I am pleased with the continued improvements in our performance in the fourth quarter.  Revenue increased from $75.8 million to $81.1 million, gross margin improved from 18.2 percent to 20.4%and, excluding restructuring charges, Operating Expenses reduced from $17.1 million to $15.4 million.   I am proud of the effort put forth by the management team and our employees and for the accomplishments made throughout 2007 to position InFocus to return to profitability in the future.”

Continuing, O’Malley noted, “Q4 marked significant progress in a number of key areas.  We launched six new product platforms targeted at the key segments of our commercial markets.  With these introductions, 80% of our product portfolio has been refreshed over the past two quarters, providing our customers with the most robust product offering in our recent history. Additionally, the investments made in our international sales and marketing activities resulted in increased revenues and the continued improvements in our supply chain management yielded improved margins.”

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Fourth quarter revenues of $81.1 million were up 7.0 percent compared to third quarter revenues, and down 3.3 percent from revenues in the fourth quarter of 2006.  Projector unit shipments totaled approximately 94,000 units in the fourth quarter, an increase of approximately 10 percent from the prior quarter and approximately 18 percent compared to the fourth quarter of 2006.  Average Selling Prices decreased by approximately 3 percent from the third quarter.  Gross margin increased by 2.2 percentage points from the third quarter to 20.4%.

Revenue in the Americas decreased by 15 percent while units shipped decreased by 14 percent compared to the third quarter.  Revenue and unit shipments in Europe, in comparison to the prior quarter, increased by 78 percent and 90 percent, respectively, reflecting a seasonally strong European fourth quarter.  Asian revenues increased 5 percent and units increased by 2 percent compared to the third quarter of 2007.  The change in the geographical composition of revenue is similar to prior year’s activity.

Operating Expenses Comparison Excluding Charges

Operating expenses, exclusive of charges, were $15.4 million in the fourth quarter, a reduction of $1.7 million from the third quarter and down $3.8 million from fourth quarter of 2006.  The reductions were experienced across all functional areas and are the result of the Company’s continued efforts to align its cost structure in order to return to profitability.

Other income for the fourth quarter was $0.4 million compared to other income of $0.8 million in the third quarter and other income of $0.8 million in the fourth quarter of 2006.

Balance Sheet

Total cash, restricted cash, and marketable securities as of December 31, 2007 were $84.1 million, with an increase of $11.4 million from September 30, 2007 and an increase of $7.9 million from the end of 2006.  Day’s sales outstanding for the fourth quarter were 51 days, a decrease of 8 days from the prior quarter.  Inventory levels increased $2.5 million during the quarter to $31 million, due in large part to the timing of inventory receipts for future period sales.

Mr. O’Malley concluded, “InFocus created the digital projection category over 20 years ago and led the industry with our innovation, projector application expertise and understanding the needs of our customers.  The accomplishments made in the fourth quarter represent another important milestone for InFocus, and one that we will build upon.  We will continue to refresh our product lineup to meet our customer’s needs, while simultaneously focusing on improving our overall operating performance.”

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling 888.680.0894 (U.S. participants) or 617.213.4860 (outside U.S. participants) and Pin# 56451864, or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through February 21, 2008 by dialing 888-286-8010 (U.S.) or 617-801-6888 (outside U.S.) and Pin # 21920215

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross profits, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross profits, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with working with contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s further restructuring actions, uncertainties associated with the timing and impact of further cost reductions and ability to grow revenues and gross profits. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Form 10-K and first quarter 2007 Form 10-Q, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and a global leader in the digital projection market. More than twenty years of experience and engineering breakthroughs ensure continuous improvements in the marketplace, and an immersive audio visual impact in business, education and home environments. InFocus elevates the presentation of ideas, information, and entertainment to a vivid, unforgettable experience. With over 1.5 million projectors sold, InFocus sets the industry standard for product innovation and the big picture experience. For more information on InFocus please visit: www.infocus.com.

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InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31		Year ended December 31,
	2007	2006	2007	2006
Revenues	$81,103	$83,860	$308,181	$374,752
Cost of revenues	64,576	71,729	257,426	320,866
Gross margin	$16,527	$12,131	$50,755	$53,886

Operating expenses:
Marketing and sales	$8,267	$9,555	$35,777	$49,107
Research and development	2,802	4,847	14,135	17,997
General and administrative	4,325	4,829	19,938	21,730
Regulatory assessments	—	4,306	—	9,392
Restructuring costs	3,700	2,650	8,375	5,425
	$19,094	$26,187	$78,225	$103,651

Loss from operations	$(2,567)	$(14,056)	$(27,470)	$(49,765)

Other income (expense), net	437	755	1,859	(11,406)
Loss before income taxes	(2,130)	(13,301)	(25,611)	(61,171)
Provision for income taxes	(203)	25	(29)	749
Net Loss	$(1,927)	$(13,326)	$(25,582)	$(61,920)

Basic and fully diluted loss per share	$(0.05)	$(0.34)	$(0.64)	$(1.56)

Basic and fully diluted shares outstanding	39,775	39,694	39,741	39,696

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$61,187	$53,716
Marketable securities	—	104
Restricted cash, cash equivalents, and marketable securities	22,923	22,413
Accounts receivable, net of allowances	46,315	50,060
Inventories	30,984	40,107
Other current assets	7,548	10,706
Total Current Assets	168,957	177,106

Property and equipment, net	2,973	3,961
Other assets, net	1,061	1,189
Total Assets	$172,991	$182,256

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$65,764	$52,046
Other current liabilities	19,906	26,800
Total Current Liabilities	85,670	78,846

Other Long-Term Liabilities	3,623	3,147

Shareholders’ Equity:
Common stock and additional paid-in capital	168,878	167,465
Other comprehensive income:
Foreign currency translation	38,246	30,662
Unrealized loss on equity securities	—	(20)
Accumulated deficit	(123,426)	(97,844)

Total Shareholders’ Equity	83,698	100,263

Total Liabilities and Shareholders’ Equity	$172,991	$182,256

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter 2007				Third Quarter 2007
	Net Income (Loss)	Net Income (Loss) Per Share	Operating Expenses	Income (Loss) from Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations
GAAP	$(1,927)	$(0.05)	$19,094	$(2,567)	$(2,820)	$(0.07)	$17,321	$(3,557)
Adjustments:
Restructuring charges	$3,700	$0.09	$(3,700)	$3,700	$225	$—	$(225)	$225
Proforma excluding adjustments	$1,773	$0.04	$15,394	$1,133	$(2,595)	$(0.07)	$17,096	$(3,332)

	Fourth Quarter 2007				Fourth Quarter 2006
	Net Income (Loss)	Net Income (Loss) Per Share	Operating Expenses	Income (Loss) from Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations
GAAP	$(1,927)	$(0.05)	$19,094	$(2,567)	$(13,326)	$(0.34)	$26,187	$(14,056)
Adjustments:
Restructuring charges	$3,700	$0.09	$(3,700)	$3,700	$2,650	$0.07	$(2,650)	$2,650
Regulatory assessments	$—	$—	$—	$—	$4,306	$0.11	$(4,306)	$4,306
Proforma excluding adjustments	$1,773	$0.04	$15,394	$1,133	$(6,370)	$(0.16)	$19,231	$(7,100)

	Full Year 2007				Full Year 2006
	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations	Net Loss	Net Loss Per Share	Operating Expenses	Loss from Operations
GAAP	$(25,582)	$(0.64)	$78,225	$(27,470)	$(61,920)	$(1.56)	$103,651	$(49,765)
Adjustments:
Restructuring charges	$8,375	$0.21	$(8,375)	$8,375	$5,425	$0.14	$(5,425)	$5,425
Regulatory assessments	$—	$—	$—	$—	$9,392	$0.24	$(9,392)	$9,392
Proforma excluding adjustments	$(17,207)	$(0.43)	$69,850	(19,095)	$(47,103)	$(1.19)	$88,834	$(34,948)